Exhibit 99.3

American Rebel Holdings CEO Andy Ross Provides Corporate Update in Letter to Stockholders

Nashville, TN / September 12, 2022 / GLOBE NEWSWIRE / — American Rebel Holdings, Inc. (NASDAQ: AREB) – America’s Patriotic Brand (the “Company”) today issues a letter to stockholders from Andy Ross, Chief Executive Officer.

Dear Stockholders,

On behalf of the Company’s board of directors, our senior management team and employees, we are blessed to have you as stockholders and members of our American Rebel patriotic family. We want to provide you some of the important developments that have occurred at American Rebel over the past 7 months and some insights into what we see ahead.

Of course, we began with our successful uplisting to NASDAQ in February of this year and the $10.5 million we raised in connection with that listing. The $10.5 million raised provided us with key financial strength to pursue our strategic plan and our listing to a national exchange gave us visibility among institutional investors that we did not have prior to the listing.

We presented to a group of professional investors at the Emerging Growth Conference in March, during which we interacted with a virtual audience of more than 30 investors with a formal presentation followed by a Q&A session.

American Rebel aims to be the number one choice among purchasers of safes and is proud of being labeled as the “safe with an attitude.” We introduced our new Freedom Series textured safes at the NRA Annual Meetings and Exhibits May 27-29 in Houston, and we also displayed our 2A Locker prototype there to great enthusiasm and customer response. We’ll be incorporating comments in an updated product design of the 2A Locker, which we anticipate being made available in the first quarter of 2023.

No update would be complete without reiterating the transformative announcement in July of our acquisition of Champion Safe Company and its ancillary companies, in a transaction valued at approximately $9.9 million. Champion is a leading manufacturer of safes, with a well-known reputation for security, fire protection, quality of finish and workmanship. The transaction is expected to add more than $20 million in revenues to American Rebel, be accretive to net income and position us as a leading player in the safe industry. In connection with the acquisition, we closed on a $13 million private placement, allowing us to acquire Champion without issuing any debt.

In August, the Company reported its June 30th quarterly financial report, the first complete quarter as a NASDAQ-listed public company, in which we noted that first half revenues, including pro-forma adjustments reflecting the Champion acquisition as if it closed on January 1, 2021, reflected $9.7 million with gross profit of $2.75 million. We look forward to consolidating Champion into our fully reported results in the second half of this year.

Also in August, we presented to our second investor audience at the Investors Summit Q3 Virtual Conference, and we expect to present live at the H.C. Wainwright Conference scheduled for September 12-14.

We believe we are American Rebel – America’s Patriotic Brand. We’re not just a safe company, but a lifestyle brand that we are proud to be a part of. We are committed to executing our business plan with focus and intensity, while remaining agile enough to respond to market and consumer developments. In addition to our new 2A Lockers, we plan to roll out a complete line of safe accessories later this year to our almost 400 dealers and continue to innovate with concealed carry apparel and ancillary products. Sporting goods stores comprise a portion of our dealer base and we plan to add additional products in the sporting goods category as well.

We would like to thank all our stockholders and supporters. We appreciate the confidence you have shown in us to date, and we look forward to earning your continued support.

Sincerely,

/s/ Andy Ross
Andy Ross
CEO

About American Rebel Holdings, Inc.

American Rebel operates primarily as a designer and marketer of branded safes and personal security and self-defense products. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com. For investor information, visit www.americanrebel.com/investor-relations.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ:AREB)(NASDAQ:AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include our ability to efficiently incorporate Champion into our operations, our ability to introduce new products, our ability to meet production demands, our ability to expand our sales organization to address existing and new markets that we intend to target, our ability to effectively compete in a competitive industry, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Readers are urged to review the Company’s Form 8-Ks dated July 6, 2022, which contain a copy of the Champion Acquisition Agreement, Champion’s audited financial statements and unaudited pro forma combined financial statements, and is available free of charge on the SEC’s website (www.sec.gov).

SOURCE: American Rebel Holdings, Inc.

Company Contact:

info@americanrebel.com

Investor Relations:

John McNamara

TraDigital IR

917-658-2605

john@tradigitalir.com